Exhibit 99.1

California Steel Industries, Inc.

Investors Conference Call

April 15, 2004 (Noon PST, 3:00 p.m. EST)

Comments of Ricardo Bernardes, Chief Financial Officer

Good afternoon, I am Ricardo Bernardes and I am the Chief Financial Officer for California Steel Industries. I would like to welcome everyone to our conference call covering the first quarter of 2004.

This presentation may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from those discussed here. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission.

I will give a few introductory comments, and then our President and CEO Vicente Wright will explain our results.

First quarter 2004 was exceptionally gratifying to our company. Shipments during the quarter resulted in a new CSI record of almost 567,000 net tons.

Next, as you know, we recently issued new unsecured senior notes in the amount of 150 million dollars due in 2014 at a rate of 6 1/8%. With the proceeds of this issue and cash on hand, we retired our existing 8 1/2% senior notes due in 2009 in the amount of $150 million through a tender offer and call for redemption of the notes.

Finally, we paid dividends in amount of $3.0 million to our preferred stockholders for year 2003.

At this point I would like to turn it over to Vicente.

Comments of Vicente Wright, Chief Executive Officer and President

Good afternoon.

I am pleased to announce that our first quarter 2004 was another quarter in the right direction for CSI, with net income of $1.82 million, and EBITDA of $15.2 million, on sales of $233.1 million. This was achieved even when accounting for the one-time expenses related to the redemption of our 8 1/2% senior notes due in 2009.

Income from operations is 16% higher than first quarter 2003, and almost 80% higher than last quarter, giving us an operating profit per ton of $24.83. EBITDA is slightly less than first quarter 2003; however, it is equal to EBITDA of fourth quarter 2003. Of particular note, EBITDA was impacted by the costs associated with the redemption of the 8 1/2% senior notes. These costs were funded from available cash reserves.

Our sales volume in the first quarter was an impressive record-setting 566,630 net tons, compared with 442,227 tons in the same quarter last year. Sales volume was also 79,000 tons higher than fourth quarter 2003’s 488,000 tons. This is, of course, indicative of the improved environment of the steel industry throughout the United States and worldwide. This situation has virtually eliminated imported steel from the West Coast, as well as offerings from the Eastern and Mid-western domestic mills. We will continue to work closely with our customers during these difficult times of steel availability.

Our average sales price of $408 per ton in the first quarter was $18 per ton higher than the fourth quarter 2003, yet almost $40 per ton lower than the same period last year. In this regard, our announced price increases will continue to be coming into effect throughout the second quarter.

Of course, we could not be shipping at these levels if not for the response of our Operations. We have started the year with excellent performance in production volumes. Our Hot Strip Mill, our Galvanizing Line, our Pipe Mill and other units have returned some of their top results ever, improving their productivity. Our safety rates in the quarter are over 30% better than 2003’s annual rate.

On the slab side, and as shown by our shipment performance, we have been able to secure our material requirements to service our customers within our limitations, even when facing various difficulties in shipping schedules from our slab suppliers.

For strategic reasons, and to protect our Company’s business model and cost structure integrity, we will not be providing our average slab consumption costs or margin spreads from this point forward. I know that this is a change from our previous conference calls, but I trust you will understand CSI’s responsibility and the important role that we play in the international slab market.

On the utilities side, electricity rates remain fairly constant, running about 2% lower than first quarter 2003, and about 1 1/2% higher than last quarter. Natural gas rates are more than 20% lower than first quarter 2003, and less than 3% higher than last quarter.

We continue to manage our balance sheet, in a disciplined fashion, watching closely our accounts receivable, inventory, and debt levels. Cap ex for the quarter was about $2.1 million.

Our revolving debt balance remained at zero throughout the quarter, ending the quarter with more than $107 million in excess availability and over $36 million in cash. Total debt remains at $150 million dollars, consisting solely of bond debt.

Concluding my prepared remarks, as I mentioned, during March CSI retired our 8 1/2% senior notes and offered our new 6 1/8% senior unsecured notes due in 2014. We were gratified with the results of these transactions, and I thank the investment community for your confidence, your interest and your support for our company. It means a lot to us. We take this recognition from you with great pride, and with the understanding that our responsibility to our investors has now reached a different, higher, level.

I would now be happy to answer any questions you may have.

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